Exhibit No. 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 11th day of October, 2023 and effective October 11, 2023 (the “Effective Date”), by and between National Bankshares, Inc., a Virginia corporation (the “Company”) and its wholly owned subsidiary, The National Bank of Blacksburg, a national banking association (the “Bank”), and Bobby D. Sanders, II (the “Executive”).

WHEREAS, the Company and the Bank consider the availability of the Executive’s services to be important to the management and conduct of the Bank’s business and desires to secure the continued availability of the Executive’s services; and

WHEREAS, the Executive is willing to continue to make his services available to the Company and the Bank on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company, the Bank, and Executive now desire to enter into this Agreement to reflect certain substantive changes in the terms and conditions relating to the Executive’s employment, changes to the provisions regarding change in control, and to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.        Employment and Duties. The Executive shall continue his employment by the Bank as its Senior Vice President and Chief Credit Officer reporting to the President and Chief Executive Officer of the Bank. The Executive accepts such continued employment and agrees to perform the managerial duties and responsibilities traditionally associated with the positions of Senior Vice President and Chief Credit Officer. The Executive agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be reasonably assigned him by the President and Chief Executive Officer and the Board of Directors of the Bank (the “Board”). The Executive shall also serve in any position or office of an executive or management nature with one or more of the Affiliated Companies as the President and Chief Executive Officer of the Company, the Board, and the Board of Directors of any such Affiliated Company may determine in their sole discretion. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the financial services business and which the Executive reasonably believes would generate good will for the Bank and its Affiliated Companies, but shall give advance notice of his intentions to do the same to the Board sufficient to allow the Board to express any potential concerns with such elected or appointed position or office. The term “Affiliated Companies” includes any company controlled by the Company or the Bank, controlling or under common control with the Bank.

2.        Term. The term of this Agreement shall commence only at the Effective Date and shall continue for a two (2) year period, unless terminated or extended as hereinafter provided (collectively with any renewal or extended periods provided for herein, the “Term”). This Agreement shall be extended for successive one-year periods following the then-current Term unless either party notifies the other in writing at least one (1) year prior to the end of the then-current Term that the Agreement shall not be extended beyond the current Term. Notwithstanding the foregoing, provisions of this Agreement which provide for rights and/or obligations which extend beyond the Term shall be and remain in full force and effect as shall be necessary to effectuate them fully.

3.         Compensation and Benefits.

(a)    Base Salary. Beginning on the Effective Date, the Bank shall pay the Executive a base salary at the annual rate equivalent to not less than $190,600.00 (as adjusted from time to time as hereinafter provided, “Base Salary”). The Base Salary shall be paid to the Executive in accordance with established payroll practices of the Bank, but not less than monthly. The Bank agrees to review the Executive’s Base Salary annually during each Bank Fiscal Year commencing during the Term of this Agreement and to consider in good faith implementing an adjustment in the Base Salary as it may deem appropriate in its sole discretion (each period from January 1 to December 31 during the Term is a “Bank Fiscal Year”).

(b)     Other Compensation Benefits. Unless substantially duplicative of rights provided the Executive under this Agreement, the Executive may participate in any other annual incentive plan, equity incentive plan, executive deferred compensation plan, savings or savings opportunities and tax-qualified retirement plan made generally available in the ordinary course of business to other senior executives of the Bank and its Affiliated Companies. The Board shall make a good faith determination in the exercise of its sole discretion as to whether the additional plans are substantially duplicative. All benefits under the above plans and agreements shall be payable in accordance with the terms of such plans and agreements, as amended from time to time.

(d)     Welfare Benefits. The Executive shall be eligible to participate in any plans, programs or benefits made generally available in the ordinary course of business to other senior executives of the Bank and its Affiliated Companies, including, without limitation, group medical, dental, death, disability and life insurance, and sick leave and any other welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 in accordance with their terms (“Welfare Plans” and the benefits provided thereunder “Welfare Benefits”).

(e)     Executive Benefits. The Bank will pay the Executive an annual reimbursement for certain expenses, each of the foregoing as approved by the Board in its discretion and in furtherance of a proper corporate purpose. These expenses shall include, but not be limited to, the reasonable cost of professional and community organizational memberships and activities. In addition, the Bank shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive in attending trade and professional association conventions, meetings and other related functions (all of the foregoing in this Section 3(e), “Executive Benefits”). The submission and payment of such Executive Benefits shall be subject to such policies regarding substantiation and proper corporate purpose as the Board may adopt and require from time to time.

(f)     Retirement Benefits. The Executive shall be entitled to participate in the National Bankshares Retirement Income Plan (or any successor or substitute plan or plans of the Bank (“Retirement Plan”)) and receive all of the benefits thereof (“Retirement Benefits”) in accordance with the terms of such plans, as amended from time to time.

(g)     Vacation. The Executive shall be entitled to twenty (20) days of vacation annually without loss of pay.

4.         Termination of Employment. The Executive’s employment hereunder may be terminated in the following ways: death of the Executive; Long Term Incapacity of the Executive; With Cause by the Bank; Without Cause by the Bank; by the Executive for Good Reason; and by the Executive for Other than Good Reason.

(a)      Definitions.

(i)         Accrued Obligations. “Accrued Obligations” are the sum of:

(A) the Executive’s Base Salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid including, but not limited to, any Annual Bonus; and (C) any other benefits or awards (including both the cash and stock components) which, pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive's request, which amounts will be paid in accordance with the Executive’s existing directions). Unless otherwise specified hereunder, Accrued Obligations shall be paid in a lump sum in cash (or in the case of a stock-based award, in the mode provided in the applicable award and/or plan document) within thirty (30) days of the Date of Termination; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(ii)       Executive Continuance Benefit. “Executive Continuance Benefit” is a continuation of all Welfare and Executive Benefits on a monthly basis which the Executive or his dependents were receiving immediately prior to the Date of Termination for a certain amount of time as described herein, provided that the continued receipt of the Executive or dependents is possible under the general terms and provisions of such plans and programs as then in effect. The Company or the Bank will pay all or a portion of the cost of the Executive Continuance Benefit for the Executive and his dependents on the same basis as applicable immediately prior to the Date of Termination or, if more favorable, to the Executive or his dependents on the same basis as paid with respect to peer executives of the Bank and its Affiliated Companies under comparable plans and programs, from time to time after the Date of Termination. If participation in any one or more of the plans or programs included in the Executive Continuance Benefit is not possible under the terms thereof or any provision of law would create an adverse tax effect for the Executive, the Company, or the Bank due to such participation, the Company or the Bank, at their sole discretion, may choose to either (A) provide substantially identical benefits directly or through an insurance arrangement or (B) pay the Executive on a monthly basis the estimated cost of maintaining such plans for the Executive for the remaining period of the Executive Continuance Benefit. A lump sum payment of such amount shall be made, if the Executive is not living, to the Executive’s estate or to one or more beneficiaries designated in writing by the Executive to the Bank within thirty (30) days after the Executive’s death. The Executive Continuance Benefit will cease if and when the Executive has obtained coverage under one or more benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 as of the date the Executive Continuance Benefit ceases for all health and dental benefits.

(iii)       Notice of Termination. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(iv)      Date of Termination. “Date of Termination” means (A) if the Executive’s employment is terminated by the Bank With Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (B) if the Executive’s employment is terminated by the Bank Without Cause or by the Executive for Other than Good Reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given), and (C) if the Executive’s employment is terminated for Long Term Incapacity, thirty (30) days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period. It shall not constitute a breach of this Agreement for the Bank to suspend the Executive’s duties and to place the Executive on paid leave during any notice period set forth in this Agreement.

(b)    Death. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. The Executive’s survivors, designees or estate shall receive any Accrued Obligations within thirty (30) days after his death (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration) plus Base Salary and the Executive Continuance Benefit for three (3) months following his death.

(c)     Incapacity. Upon a Determination of Long Term Incapacity (as hereinafter defined) the Bank may terminate the Executive’s employment under this Agreement upon thirty (30) days’ written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties. The Executive shall receive any Accrued Obligations within thirty (30) days after Executive’s termination of employment under this Section 4(c) (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration).

(i)      Determination of Long Term Incapacity. “Determination of Long Term Incapacity” shall mean a good faith determination by the President & CEO that as a result of mental or physical illness or injury the Executive has been unable to and/or has failed to perform his assigned duties with the Bank on a full-time basis for a period exceeding twelve (12) consecutive months after a Determination of Temporary Incapacity, and that the Executive was unable to do so either with or without reasonable accommodation, as that term is defined under the Americans with Disabilities Act (the “ADA”). The Determination of Long Term Incapacity shall be determined in accordance with the Bank’s obligations under the ADA.

(ii)      Determination of Temporary Incapacity. “Determination of Temporary Incapacity” shall mean a determination by a physician selected by the Bank that the Executive is unable to perform his assigned duties with the Bank on a full-time basis as a result of mental or physical illness or injury.

(iii)      Interim Compensation. During the period between a Determination of Temporary Incapacity and a Determination of Long Term Incapacity, the Executive shall receive full Base Salary for the first six (6) months of any such period and 60% of Base Salary for any subsequent period prior to a Determination of Long Term Incapacity. The amounts payable to the Executive under this Section 4(c) shall be reduced by any benefits paid to the Executive pursuant to any disability insurance for which the premiums were paid by the Bank (“Bank Disability Insurance”).

(d)     Termination by Bank With Cause. The Bank may terminate the Executive’s employment during the term of this Agreement, With or Without Cause. For purposes of this Agreement, “Cause” or “With Cause” shall mean:

(i)      continual or deliberate neglect by the Executive in the performance of his material duties and responsibilities as established from time to time by the President & CEO, or the Executive’s willful failure to follow reasonable instructions or policies of the Bank or direction from the President & CEO after being advised in writing of such failure and being given no less than sixty (60) days after such notice to remedy such failure;

(ii)       conviction of, or entering of a guilty plea or plea of no contest with respect to, a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Bank or any Affiliated Company;

(iii)      any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Bank, after being advised in writing of such breach or violation and being given a reasonable period after such notice to remedy such breach or violation if, in the good faith judgment of the Bank, a remedy is possible;

(iv)    material dishonesty of the Executive with respect to the Bank or any Affiliated Company, or breach of a fiduciary duty owed to the Bank or any Affiliated Company; or

(v)       the willful engaging by the Executive in conduct that is reasonably likely to result, in the good faith judgment of the Bank, in material injury to the Bank or any Affiliated Company, monetarily, reputationally or otherwise, after being advised in writing of such conduct and being given a reasonable period after such notice to remedy such conduct if, in the good faith judgment of the Bank, a remedy is possible.

If the Bank terminates the Executive’s employment With Cause, employment under this Agreement shall terminate without any further obligation of the Bank to the Executive other than to pay to the Executive any Accrued Obligations in a lump sum within thirty (30) days; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(e)    Termination by Bank Without Cause. The Bank may terminate the Executive’s employment during the Term of this Agreement Without Cause. For purposes hereof, termination of employment “Without Cause” shall be any termination of the Executive’s employment which does not occur by virtue of the death of the Executive or pursuant to a Determination of Long Term Incapacity, by the Bank With Cause, or by the Executive for Good Reason or for Other than Good Reason. If, during the Term of this Agreement, the Bank terminates the Executive’s employment Without Cause, the Bank will pay to the Executive in a lump sum within thirty (30) days after the Date of Termination an amount equal to any Accrued Obligations (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration). In addition, provided the Executive signs a release and waiver of claims in favor of the Bank, any Affiliated Company, and their respective officers and directors in a form provided by the Bank or an Affiliated Company no later than the date of termination (the “Release”) and the Release has become effective and irrevocable within thirty (30) days after the date of termination, the Bank shall provide (i) the Executive Continuance Benefits on a monthly basis for six (6) months and (ii) an annual Base Salary over a period of six (6) months payable in equal monthly installments from the Date of Termination at the highest annual Base Salary in effect at any time during the Term. Notwithstanding the foregoing, the Executive shall not be entitled to any further payment under this Section 4(e) or under Section 4(f) in the event the Bank or an Affiliated Company determines that the Executive has breached any of the covenants set forth in Section 5 and files an action to enforce the covenants or gives the Executive a notice that a claim is being initiated under Section 5(c) of this Agreement. Further, in such a proceeding, the Bank or an Affiliated Company shall seek, and the Executive shall be liable to return to the Bank or an Affiliated Company (as applicable), any payments made to the Executive under this Section 4 dating back to the date of the original breach.

(f)      Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the following:

(i)        the assignment to the Executive of duties materially inconsistent with the Executive’s position, title, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), in Section 7(a), excluding for this purpose any action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive in writing;

(ii)     any action taken by the Bank which results in a material reduction in the status of the Executive, including a diminution in his position, title, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive in writing;

(iii)      the relocation of the Executive to any other primary place of employment located more than fifty (50) miles from the Executive’s initially assigned place of employment as of the date of this Agreement, without the Executive’s express written consent to such relocation; or

(iv)      any failure by the Bank, or any successor entity following a Change in Control, to comply with the Change in Control provisions hereof, including but not limited to Section 7, or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive.

Notwithstanding anything to the contrary in this Agreement, Good Reason shall only be deemed to occur under this Section 4(f) if the Executive provides the Bank with written notice of the event or circumstances alleged to constitute Good Reason within sixty (60) days of the initial existence of such event or circumstances, and such event or circumstances are not remedied by the Bank within thirty (30) days after receipt such written notice.

If the Executive terminates his employment for Good Reason, the Bank’s obligations to the Executive will be the same as provided in Section 4(e) for a Termination Without Cause provided the Executive signs the Release, and the Release has become effective and irrevocable within thirty (30) days after the date of termination.

(g)     Termination by Executive for Other than Good Reason. The Executive may terminate his employment for Other than Good Reason. Any termination by the Executive which is not for Good Reason (including a voluntary retirement or other voluntary termination) shall be deemed a termination for “Other than Good Reason.” Except as expressly provided herein, if the Executive terminates his employment for Other than Good Reason, the Bank’s obligations to the Executive shall be the same as provided in Section 4(d) for a Termination With Cause.

(h)    Notice of Termination. Any termination during the Term of this Agreement by the Bank or by the Executive for Good Reason or Other than Good Reason shall be communicated and effectuated by written Notice of Termination to the other party hereto.

(i)      No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment the Bank becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided with respect to the Executive Continuance Benefit or Section 9 or Section 15, the amount of any payment provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Bank by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

5.         Confidentiality and Non-Compete.

(a)     Confidentiality. The Executive recognizes that as an employee of the Bank or the Company the Executive will have access to and will participate in the origination of non-public, proprietary and confidential information and that the Executive owes a fiduciary duty to the Bank and the Company to maintain the confidentiality of this information. “Confidential information” may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, strategic plans, methods of marketing and operation, and other data or information of or concerning the Company and the Bank or its customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never make a disclosure of confidential information to a third party or use confidential information other than for the exclusive benefit of the Bank and its Affiliated Companies.

(b)     Non-Competition. In addition, in exchange for the payments provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that, except as otherwise provided herein, he will not engage in Competition with the Company and the Bank for a period of twelve (12) months after the Executive’s employment with the Bank ceases for any reason, including the expiration or nonrenewal of this Agreement. For purposes hereof:

(i)       “Competition” means the Executive's engaging, without the written consent of the Board or a person authorized thereby, in any activity as an officer, a director, an employee, a partner, a more than one percent (1%) shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity, within fifty (50) miles of the Bank’s headquarters or any branch office of the Bank or any of its subsidiaries (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to or involved materially in such competitive activity) where such activity involves:

(A)    engaging in or entering into the business of banking, lending, investment, insurance sales or any other business activity in which the Bank or any of its Affiliated Companies is actively engaged at the time the Executive’s employment ceases,

(B)    soliciting or contacting, either directly or indirectly, any of the customers or clients of the Bank or any of its Affiliated Companies for the purpose of providing or offering to provide, directly or indirectly, products or services provided by the Bank or any of its Affiliated Companies at the time the Executive’s employment ceases, or

(C)    employing or soliciting for employment any employee(s) of the Bank or any of its Affiliated Companies for the purpose of causing them to terminate employment with the Bank or any of its Affiliated Companies and with the purpose or effect of such employee(s) thereafter providing services or accepting employment with an entity which provides, directly or indirectly, products or services provided by the Bank or any of its Affiliated Companies at the time the Executive’s employment ceases.

(ii)     For purposes of this Agreement, “customers” or “clients” of the Bank or any of its Affiliated Companies means individuals or entities to whom the Bank or any of its Affiliated Companies has provided banking, lending, investment, insurance or other similar financial services at any time after the Effective Date, but only within the one (1) year period just prior to the date the Executive’s employment with the Bank ceases.

(c)    Remedies. The Executive acknowledges that the restrictions set forth in this Section 5 are just, reasonable, and necessary to protect the legitimate business interests of the Bank and its Affiliated Companies. The Executive further acknowledges that if he breaches or threatens to breach any provision of this Section 5, the Bank’s and its Affiliated Companies' remedies at law will be inadequate, and the Bank and its Affiliated Companies will be irreparably harmed. Accordingly, the Bank shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Bank from pursuing all available legal and equitable remedies. In addition to all other available remedies, if a court of competent jurisdiction finally determines that the Executive has violated the provisions of this Section 5, the Executive shall pay all costs and fees, including reasonable legal fees, incurred by the Bank in enforcing the provisions of this Section 5. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under this Section 5, the Bank shall reimburse the Executive for all costs and fees, including reasonable legal fees, incurred to defend that claim.

6.        Employment After a Change in Control. If a Change in Control of the Company occurs during the Term of this Agreement and the Executive is employed by the Bank on the date the Change in Control occurs (the “Change in Control Date”), the then-current Term will be automatically extended to the third (3rd) anniversary of the Change in Control Date and after such third (3rd) anniversary shall be renewed for successive one (1) year periods following the then-current period unless either party notifies the other in writing at least ninety (90) days prior to the end of the then-current period that the Agreement shall not be extended beyond its then-current period (the “Change in Control Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions. In the event of a Change in Control of the Company, Sections 6 through 8 shall become effective and govern the terms and conditions of the Executive’s employment in addition to the other provisions in this Agreement except that this and the following provisions shall supersede and control any contrary or inconsistent term or provision in the remainder of this Agreement.

7.         Terms of Employment After a Change in Control.

(a)    Position and Duties. During the Change in Control Period, (i) the Executive’s position, title, authority, duties and responsibilities will at all times be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred twenty (120) day period immediately preceding the Change in Control Date, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date, unless the Executive provides express written consent to such relocation.

(b)   Continuity of Compensation and Benefits. During the Change in Control Period, the Executive will continue to receive the Base Salary and shall continue to be entitled to receive and participate in all other compensation and benefits provided in Section 3; provided, however, that to the extent compensation or benefits are, at any time after the Change in Control Date, generally applicable to other senior executives of the Bank and its Affiliated Companies, the terms and conditions of any of which are more favorable to the Executive than those provided by Section 3, the Executive shall be entitled to receive and participate in such more favorable compensation and benefits, as the case may be.

8.         Termination of Employment and Obligations of the Bank After a Change in Control.

(a)     Termination Without Cause or for Good Reason. Provided that the Executive signs a Release, and the Release has become effective and irrevocable within thirty (30) days after the date of termination, the Executive will be entitled to the following benefits if, on or after a Change in Control, the Bank or any Affiliated Company terminates his employment Without Cause or the Executive terminates his employment with the Bank or any Affiliated Company for Good Reason:

(i)        Accrued Obligations. The Accrued Obligations will be paid to the Executive in a lump sum cash payment (or in the case of a stock-based award, in the mode provided in the applicable award and/or plan document) within thirty (30) days after the Date of Termination; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration. Notwithstanding any provision herein to the contrary, Accrued Obligations shall not be subject to the execution of any Release.

(ii)      Salary Continuance Benefit. The “Salary Continuance Benefit” is an amount equal to 1.50 times the sum of (x) (a) the Base Salary in effect on the date of termination or, (b) if greater, the highest base salary in effect in the three months immediately prior to the Change in Control, plus (y) the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Executive’s employment terminates, subject to compliance with Section 13 of this Agreement regarding the requirements of Section 409A and the Executive’s continuing compliance with the covenants under Section 5 of this Agreement. If the Change in Control is considered a change in ownership or effective control of the Company or the Bank or is considered a sale of substantially all of the assets of the Company or the Bank under Section 409A of the Code and the Executive’s Date of Termination is within two (2) years of such Change in Control, then the Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the forty-fifth (45th) day following the Date of Termination. Otherwise, the Executive shall receive the Salary Continuance Benefit over a period of eighteen (18) months payable in equal monthly installments from the Date of Termination.

(iii)      Executive Continuance Benefit. The Executive will receive the Executive Continuance Benefit on a monthly basis for twenty-four (24) months following the Date of Termination.

(b)    Inapplicability of Non-Competition Covenant. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change in Control, the non-competition covenant imposed by Section 5(b) shall not apply to the Executive after the Executive ceases to be employed by the Bank if he is not entitled to receive the severance benefits described in Section 8(a).

9.         Possible Reduction in Payment and Benefits to Comply with Parachute Payment Limits and/or Regulatory Requirements.

(a)    Notwithstanding any other provision of this Agreement, in the event that:

(i)       the aggregate value of the payments and benefits to which the Executive may be entitled under this Agreement or any other agreement, plan, program or arrangement in connection with a Change in Control that are deemed to be “parachute payments,” as defined in Section 280G of the Code or any successor thereof (the “Change in Control Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code;

(ii)       if such Change in Control Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one hundred dollars ($100.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code, and

(iii)      the Non-Triggering Amount as reduced by the product of the Non-Triggering Amount and the highest marginal rate of any applicable state and federal income taxes, would represent 95% or more of the value of the Change in Control Termination Benefits (without such reduction), as reduced by (x) the amount of tax required to be paid by the Executive thereon pursuant to Section 4999 of the Code and (y) the product of the Change in Control Termination Benefits and the highest marginal rate of any applicable state and federal income taxes, then the total Change in Control Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction in the Change in Control Termination Benefits to the extent required hereby shall be determined by the Bank in its reasonable discretion and in a manner that is consistent with the requirements of Section 409A of the Code until no amount or benefit payable to the Executive will be an “excess parachute payment” under Section 280G of the Code. All calculations and determinations under this Section 9(a) shall be made by an independent accounting firm or independent tax counsel appointed by the Bank (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Bank and the Executive for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Bank shall bear all costs of the Tax Advisor.

(b)     Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors) shall not be required to make any payment, provide any benefit or take any action under this Agreement in contravention of any applicable prohibition relating thereto if:

(i)       the Bank or any Affiliated Company is declared by any governmental agency or authority having jurisdiction over the Bank or any Affiliated Company (“Regulatory Authority”), including without limitation the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other regulatory agency, to be insolvent, in default or operating in an unsafe or unsound manner, or

(ii)       in the opinion of counsel to the Bank or any Affiliated Company, making such payment, providing such benefit or taking such action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Bank or any Affiliated Company, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (C) otherwise is prohibited by any Regulatory Authority.

10.       Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence after the Effective Date of any of the following:

(a)     the acquisition by any individual, entity, group or person (all within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 51% or more of the combined voting power of the then-outstanding securities of such entity; provided, however, that the following acquisitions shall not constitute a Change in Control:

(i)         acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii)        any acquisition by the Company or the Bank;

(iii)       any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Bank, or any corporation controlled by the Company or the Bank; or

(iv)      any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b)     where individuals who, as of the inception of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

(c)     the Company consummates (i) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this Section 10; or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

11.     Legal Fees and Costs. Except as otherwise provided herein, the Bank will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expert witness fees and expenses, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive’s claim is substantially upheld by a court of competent jurisdiction, at the conclusion of any applicable appeals or appeals period.

12.      Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or any of its Affiliated Companies (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Bank. The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board or its designee may specify.

13.       Section 409A Compliance. The Executive, the Company, and the Bank intend for all payments under this Agreement either to be outside the scope of Section 409A of the Code (“Section 409A”) or to comply with its requirements as to timing of payments or provision of benefits. Accordingly, to the extent Section 409A is applicable, this Agreement shall at all times be operated and interpreted in accordance with the requirements of Section 409A. To the extent required by Section 409A, payments or benefits under this Agreement that are to be paid upon the Executive’s termination of employment or retirement shall be paid to the Executive at the time that the Executive has experienced a “separation from service” (as defined in Section 409A) from the Bank (which for purposes of this Section shall include all “affiliates” of the Bank that are required to be treated as the Bank under Section 409A). A separation from service shall not occur under Section 409A unless the Executive has completely severed his employment or contractor relationship with the Bank or the Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to 20% or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A. If the Executive provides services to the Bank or any affiliate that is required to be treated as the Bank under Section 409A as both an employee and as a member of the Board of Directors of the Bank or such affiliate, to the extent permitted by Treas. Reg. §1.409A-l (h)(5) the services provided by the Executive as a member of such Board of Directors shall not be taken into account in determining whether the Executive has experienced a separation from service as an employee, and the services provided by the Executive as an employee shall not be taken into account in determining whether the Executive has experienced a separation from service as a member of such Board of Directors. The Bank shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Bank shall delay the payments under this Agreement to the Executive if the Executive is considered a “specified employee” under Section 409A as of the Executive’s separation from service until the earlier of six (6) months following the Executive’s separation from service or the Executive’s death, but only to the extent such delay is mandated by the provisions of Section 409A. Any payment or benefit that is delayed pursuant to this Section 13 shall be paid to the Executive at the earliest date permitted under Section 409A; provided, however, if the Executive wishes to receive any benefit before the time permitted under Section 409A, then to the extent necessary to comply with Section 409A, the Executive shall pay the full cost of such benefit and the Bank shall reimburse the Executive for all such costs at the earliest date permitted under Section 409A. If under provision of this Agreement the Executive becomes entitled to be paid any amount in installments then each installment payment during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payments shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period). Any payment under Section 4 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and that is subject to the Release becoming effective, and that would otherwise be paid in the first thirty (30) days after Executive’s termination date shall be paid, if at all, on such thirtieth (30th) day and any remaining payments shall be made in accordance with their original schedule. The Bank shall not be liable for any taxes should the Executive be assessed any additional income tax, excise tax, penalty or interest as a result of any payment or provision of benefits, or failure to pay or to provide benefits, in violation of Section 409A.

14.     Section 409A Reimbursements. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

15.     Clawback Policy. Notwithstanding any other provision of this Agreement to the contrary, any cash or equity incentive compensation received by the Executive shall be subject to potential cancellation, recoupment, rescission, payback, deduction, clawback or other action in accordance with the terms of the Company’s or the Bank’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Executive agrees and consents to the Company’s and the Bank’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company and the Bank that may apply to the Executive and (b) any provision of applicable law, government regulation or stock exchange listing requirement, rule or regulation relating to cancellation, rescission, payback, deduction, clawback or recoupment of compensation, and expressly agrees that the Company and the Bank may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Executive) or applicable law, government regulation or stock exchange listing requirement, rule or regulation without further consent or action being required by the Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

16.     Severability. If any provision of this Agreement, or part or subdivision thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

17.     Modification. The parties expressly agree that should a court find any provision of this Agreement, or part or subdivision thereof, to be unenforceable or unreasonable, the court may (where permissible under applicable law) modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the laws and public policy of the Commonwealth of Virginia.

18.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

19.      Notices. All written notices required by this Agreement shall be deemed given when delivered personally or, if sent by registered or certified mail, three (3) days after deposit in the mail, return receipt requested. Notices to the Company shall be directed to the Corporate Secretary of the Company, with a copy directed to the Chairman of the Board of Directors of the Company. Notices to the Executive shall be directed to the Executive’s last known address as shown on the records of the Company. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three (3) days before the effective date of such change in address.

20.       Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

21.       Binding Effect. This Agreement shall be binding upon the Executive, as well as the Company, the Bank, their successors and assigns, effective on the date first above written. The Bank will require any successor to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place; and the Executive agrees that any such successor to the Bank shall be considered to be the Bank for all purposes of this Agreement.

22.      No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive, the Company, and the Bank, with each party having the benefit of advice of their separate respective counsel. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties. The Executive, the Company, and the Bank agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

23.      Entire Agreement. This Agreement, including such documents that are incorporated and referenced herein, constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

24.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

National Bankshares, Inc.

By: /s/ F. Brad Denardo F. Brad Denardo, Chairman, President & CEO

The National Bank of Blacksburg

By: /s/ F. Brad Denardo F. Brad Denardo, Chairman, President & CEO

/s/ Bobby D. Sanders, II Bobby D. Sanders, II

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